Exhibit 10.2

XERIUM TECHNOLOGIES, INC.

MANAGEMENT INCENTIVE COMPENSATION PROGRAM

This Xerium Technologies, Inc. Management Incentive Compensation (“MIC”) Program contains rules supplemental to those set forth in the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “EIP”). The MIC provides for the grant of the incentive award opportunities (each, an “Award”) under and subject to the terms of the EIP, which is incorporated herein by reference. In the event of any inconsistency between the MIC and applicable provisions of the EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP. The MIC was initially adopted and effective on May 26, 2010 (the “Effective Date”).

1. Administration; Eligibility; Features of Awards. The MIC shall be administered by the Committee as described in the EIP. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the MIC. Eligibility to participate in the MIC shall be limited to individuals who are selected in accordance with the terms of the EIP to participate in the MIC from among those individuals who are eligible to participate in the EIP (each, a “Participant”). Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries. Each Award shall entitle the holder, subject to satisfaction of the performance conditions under the Award (and, to the extent the Award is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the further limitations of the EIP with respect thereto), to a benefit determined under Section 2 below and Exhibit A (the “Performance-Based Benefit Amount”) that shall be payable in cash or Restricted Stock Units (“RSUs”) in accordance with Exhibit A, subject to tax withholding as described in Section 5 below. The number of RSUs deliverable in respect of all or part of an Award shall be determined as described in Section 4 below.

2. Determination of Performance-Based Benefit Amount. The determination of each Participant’s Performance-Based Benefit Amount under an Award for the performance year shall be made in accordance with the provisions of Exhibit A applicable to such Participant for such performance year.

3. Terms of RSUs. The RSUs payable under any Award shall be granted substantially in the form of the Restricted Stock Units Agreement attached as Exhibit B hereto (the “Restricted Stock Units Agreement”), which provides that the RSUs shall be fully vested at grant and payable 90 days thereafter.

4. Determination of Number of RSUs Payable. The number of RSUs payable under any Award shall be the quotient determined by dividing (x) by (y), where (x) is that portion of the Total Benefit Amount, if any, payable in RSUs and (y) is the greater of (1) ten dollars ($10.00) and (2) the lesser of (A) the average of the per-share closing prices of the Stock (adjusted as appropriate to reflect any stock splits, stock dividends or similar events) for the last twenty (20) trading days of the performance year, rounded down to the nearest whole number, and (B) twenty-two dollars ($22.00).

5. Latest Payment Date; Tax Withholding. All payments, if any, under an Award shall be made not later than by March 31 of the calendar year following the performance year. The minimum tax withholding amount with respect to any payments being made in cash shall be withheld from such payments. The minimum tax withholding amount with respect to any payments being made in RSUs shall be satisfied by means of share withholding at the time the RSUs are settled as provided in the Restricted Stock Units Agreement.

6. Intent to be Exempt from Section 162(m). Awards for the 2010 performance year are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code. In the case of any Award for a subsequent performance year that is intended to so qualify, (i) the Exhibit A performance goals with respect to such Award shall be established by the Committee not later than ninety (90) days after the commencement of the performance year (or by such earlier date as is required by Section 1.162-27(e)(2)(i) of the Treasury Regulations), (ii) the Exhibit A performance goals, as so established, shall be consistent with the eligible performance measures, if any, approved by the shareholders of the Company for use in respect of performance awards under the EIP and shall be objectively determinable in compliance with Section 1.162-27(e)(2) of the Treasury Regulations, and (iii) no portion of the Award shall be paid unless and until the Committee has certified (as required by Section 1.162-27(e)(5) of the Treasury Regulations) that the performance goals have been achieved (or, if the performance goals are expressed in terms that admit of varying payout levels for different levels of performance, have been achieved at a level sufficient to support the payment).

7. Nature of Awards. Awards hereunder are intended to qualify as Stock Unit Awards under the EIP, with any cash portion payable pursuant to Section 9(d) of the EIP. The MIC is unfunded and any cash payments by the Company hereunder shall be made from the general assets of the Company.

8. Termination of Employment. No Award shall be payable to or in respect of a Participant, except as the Committee shall otherwise expressly determine, unless the Participant is employed by the Company or a subsidiary on December 31 of the performance year.

9. Availability of Stock. If, when Awards become payable in respect of any performance year, the number of shares of Stock needed to grant any RSUs under the Awards exceeds the number of shares then available under the EIP, the RSUs shall be granted conditionally so that the grant takes effect when the shareholders approve an increase in the number of shares available under the EIP. If the shareholders do not approve such an increase so that all or part of the conditional RSUs are not granted, the Company will pay out the value of any conditional RSUs that were not granted in cash and determine their value by reversing the calculation under Section 4 above used to determine the number of such RSUs.

10. Treatment of Awards Upon a Change of Control. If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group) (each of (a), (b) or (c) a “Change of Control”); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated Person of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of Awards or for the grant of new awards in substitution therefor (which substitute awards, if any, may be payable in cash or other property or a combination thereof) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to each Award not so assumed or continued:

(a) In the event such transaction occurs on or after the close of the performance year with respect to the Award, the Committee shall determine, acting in its sole and reasonable discretion, prior to the occurrence of the transaction, the extent to which the applicable performance metrics specified in Exhibit A have been satisfied. If financial statements or other relevant data are not available prior to the time of such determination, the Committee shall make such determination based upon the financial information and data then available to the Company.

(b) In the event such transaction occurs prior to the close of the performance year with respect to the Award, the applicable performance metrics specified in Exhibit A shall be determined as follows: (i) the performance year shall be deemed to end on the effective date of such transaction; and (ii) the extent to which the applicable performance metrics specified in Exhibit A for the shortened performance year described in clause (i) above have been achieved shall be determined by the Committee based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate performance through the effective date of the transaction based upon available data); (iii) the performance determined pursuant to clause (ii) shall then be adjusted by multiplying it by fraction, the numerator of which is the number of days in the shortened performance year and the denominator of which is 365, and the performance as so adjusted shall be the basis for determining the Performance-Based Benefit Amount with respect to the Award, subject to proration in accordance with Section 10(c) below.

(c) If subsection (b) above applies, the Performance-Based Benefit Amount initially determined under subsection (b) with respect to an Award shall be prorated by multiplying such initially determined amount by a fraction, the numerator of which is the number of days in the shortened performance year and the denominator of which is 365.

For purposes of this Section 10, “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.

Notwithstanding anything in this Section to the contrary, the results of the debt restructuring completed in early 2010 shall under no circumstances be considered a Change of Control.

11. Clawback. If a participant receives an Award payout under the MIC based on financial statements that are subsequently required to be restated in a way that would decrease the amount of the Award to which the Participant was entitled, the Participant will refund to the Company the difference between what the Participant received and what the Participant should have received; provided that no refund will be required for Awards paid more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

12. Amendment. The Committee may amend the MIC at any time and from time to time, and may terminate the MIC, in each case subject only to such limitations, if any, as the EIP may impose.

13. 409A. This MIC and the Awards granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

XERIUM TECHNOLOGIES, INC.

MANAGEMENT INCENTIVE COMPENSATION PROGRAM

Exhibit A (Applicable to 2010 Performance Year)

There is one type of Award under the MIC for the 2010 performance year. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with U.S. generally accepted accounting principles.

Awards

One measure of performance will be used in determining the Performance-Based Benefit Amount, if any, under an Award: Xerium 2010 Bank Adjusted EBITDA.

i.	Bank Adjusted EBITDA Metric

The “Bank Adjusted EBITDA Metric” means “Adjusted EBITDA,” as such term is defined in the first sentence of the definition of such term in the Second Amended and Restated Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 25, 2010, entered into by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets Inc., and other agents and banks party thereto, as in effect for Xerium Technologies, Inc. for the year ended December 31, 2010. The Committee shall determine Bank Adjusted EBITDA Metric relative to the target for such metric set forth below.

ii.	Currency Adjustments

The final Bank Adjusted EBITDA Metric will be adjusted at the end of the year to reflect currency fluctuations relative to the US$ in all markets. Any adjustments made will be based on the following budgeted rates:

Foreign Exchange Rates
ARS	$0.260
AUD	$0.882
BRL	$0.563
CAD	$0.933
CHF	$0.964
CNY	$0.146
EUR	$1.463
GBP	$1.600
JPY	$0.011
MXN	$0.074
SEK	$0.143
VND	$0.000056

iii.	Target Bank Adjusted EBITDA Metric for 2010

The target for Bank Adjusted EBITDA Metric for 2010 shall be $111.6 million (the “Target Bank Adjusted EBITDA Metric”); provided, however, that the amount so established by the Committee may be adjusted by the Committee after the initial determination of the amount to reflect any material change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its subsidiaries.

iv.	Determination of Performance-Based Benefit Amount

“X” below refers to the target award for a Participant under an Award.

“Y” refers to the Target Bank Adjusted EBITDA Metric set forth above.

The Performance-Based Benefit Amount payable with respect to an Award shall be determined as follows:

Bank Adjusted EBITDA Metric below .95Y: no payment

Bank Adjusted EBITDA Metric at .95Y: bonus = .35X

Bank Adjusted EBITDA Metric at Y: bonus = X

Bank Adjusted EBITDA Metric at 1.25Y or above: bonus = 2X

The amount payable between the levels of Bank Adjusted EBITDA Metric identified above shall be determined on the basis of straight line interpolation between points.

The Performance-Based Benefit Amount payable with respect to an Award shall in all cases be capped at two times a Participant’s target award (2X).

v.	Payout

The Performance-Based Benefit Amount with respect to an Award shall be payable to a Participant in the following manner:

50% Cash

50% Restricted Stock Units

Exhibit B

XERIUM TECHNOLOGIES, INC.

RESTRICTED STOCK UNITS AGREEMENT

(2010 MIC)

Dated as of

Pursuant to the terms of the Xerium Technologies, Inc. Management Incentive Compensation Program effective for the 2010 calendar year (the “2010 MIC”) and the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “Plan”), Xerium Technologies, Inc. (the “Company”) hereby grants to (the “Employee”) the Restricted Stock Units Award described below.

1.	The Restricted Stock Units Award. The Company hereby grants to the Employee Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid only as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Change of Control” has the meaning ascribed to it in Section 10 of the 2010 MIC.

(d)	“Common Stock” means the common stock of the Company, $0.01 par value.

(e)	“Company Group” means the Company together with its Affiliates.

(f)	“Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE was open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(g)	“Grant Date” means

(h)	“NYSE” means the New York Stock Exchange.

(i)	“Payment Date” means the earliest of (i) 91st day after the Grant Date or (ii) the effective date of a Change of Control.

(j)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 6(a).

(k)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

3.	Vesting. The Award shall be fully Vested on the Grant Date.

4.	Payment of Award. Subject to Section 6(d) below, on the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals the number of Units.

5.	Dividends. On each date on which dividends are paid by the Company, the Employee shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Employee under this Agreement had they been held in Common Stock on such date divided by the Fair Market Value of a share of Common Stock on such date.

6.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Payment Date, and then only with respect to the shares of Common Stock issued on such Payment Date.

(c)	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee is responsible for payment of any taxes required by law to be withheld by the Company with respect to an Award. To facilitate that payment, the Company will, to the extent permitted by law, retain from the number of shares of Common Stock issued to the Employee on the Payment Date that number of shares necessary for payment of the minimum tax withholding amount, valued at their Fair Market Value on the business day most immediately preceding the date of retention. To the extent the Company’s withholding obligation cannot be satisfied by means of share withholding, the Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee.

2

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)	Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

(k)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

3

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:
Name:	Stephen R. Light
Title:	Chairman, CEO

Acknowledged and agreed:

EMPLOYEE

By:
Name:

4